Exhibit 4.22

Dated 1 July 2005

Margriet Zwarts

and

Erik Antonius Jacobus de Rijk

SALE PURCHASE AGREEMENT

relating to the acquisition of one share in

SC MobiFon SA

This Sale Purchase Agreement (hereinafter the “Agreement”) has been entered into on 1 July 2005, in Bucharest, Romania, between:

(1)                              MARGRIET ZWARTS Canadian citizen, holder of passport no. JW895452, issued by Canadian authorities on the date of 30 May 2005, domiciled at 3461 Avenue Holton, Quebec, Montreal, H3Y 2G4 Canada (hereinafter referred to as “Seller”)

 and

(2)                              ERIK ANTONIUS JACOBUS DE RIJK, Dutch citizen, holder of passport no. NC4732289, issued by Dutch authorities, on the date of 13 June 2002, domiciled at Eisenhowerlaan, 47, 2517 KK, The Hague, The Netherlands (hereinafter referred to as the “Purchaser)”,

(The Seller and the Purchaser are hereinafter referred to separately as “Party” and collectively as “Parties”).

WHEREAS

(A)                           S.C. MOBIFON SA is a joint-stock company registered with the commercial registry under registration number J40/9852/1996 and registered office at 3 Avrig Street, Sector 2, Bucharest, Romania (hereinafter the “Company”);

(B)                             Margriet Zwarts holds 1 share (actiune) in the Company No. 186389469 (the “Share”);

(C)                             The Seller wishes to sell its Share in the Company and the Purchaser wishes to purchase the Share, according to the terms and subject to the conditions of this Agreement.

(D)                            The Purchaser has been informed by the Seller and acknowledged that the Share is charged with a security created in favour of  the following financial institutions in the capacity as Senior Lenders: European Bank for Reconstruction and Development, Export Development Canada, Nordic Investment Bank, pursuant to the loans and security documentation entered into by  the Company on 27 August 2002.

1                                      Agreement to Sell and Purchase the Share

1.1                            Sale and purchase of the Share

According to the terms and subject to the conditions of this Agreement, the Seller agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Seller, the Share.

1.2                            Transfer of ownership over the Share

The Seller hereby represents and warrant that he/she is the sole owner of the Share.

The transfer of ownership over the Share and all the rights attached thereto from the Seller to the Purchaser shall be effective when  (i) the transfer is properly recorded in the shareholders’ register of the Company and (ii) the share certificate evidencing the Share is properly endorsed.

1.3                            Registration of the Share transfer

The Parties acknowledge that the Share transfer shall be registered with the Company’s shareholders’ register and with the Bucharest Commercial Registry, in accordance with the law.

2                                      Purchase Price

The price to be paid by the Purchaser for the Share is equal to the nominal value of the share: RON 0.37 (ROL  3,750 prior to denomination) and has been settled between the Parties.

3                                      Dispute Resolution

Any dispute or difference arising out of or in connection with this Agreement, including without limitation any disputes regarding its breach, termination or invalidity that cannot be resolved amicably within a reasonable period of time shall be resolved by the Romanian competent courts of justice.

4                                      Other Provisions

4.1                            Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Romania.

4.2                            Number of copies

This Agreement shall be executed in three (3) originals in the English language.

IN WITNESS WHEREOF, the Parties hereto have signed this Agreement in Bucharest, on 1 July 2005.

MARGRIET ZWARTS

by

Name: Anda Gabriela Todor

Title: Attorney in fact

ERIK ANTONIUS JACOBUS DE RIJK

by

Name: Cristina Virtopeanu

Title: Attorney in fact